Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Nos.333-64495, 333-149882 and 333-125863 on Form S-8 of Altair Nanotechnologies Inc. and subsidiaries of our report dated April 1, 2013 on the consolidated balance sheet of Altair Nanotechnologies Inc. and subsidiaries as of December 31, 2012 and the consolidated statements of operations and comprehensive loss, stockholders’(deficit) equity, and cash flows for the year then ended, appearing in this Annual Report on Form 10-K

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Sacramento, California

November 15, 2016